Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-33165, No. 333-88161, No. 333-122502, No. 333-103076, No. 333-149069, No. 333-163808, and No. 333-166842 of our reports dated December 10, 2010, relating to the consolidated financial statements and financial statement schedule of Hutchinson Technology Incorporated (the “Company”), and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended September 26, 2010.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
December 10, 2010